FIRST SUPPLEMENT TO EIGHTH SUPPLEMENTAL INDENTURE (this “Supplement”), dated as of September 18, 2026, between Ready Capital Corporation, a Maryland corporation (the “Company”), and U.S. Bank Trust Company, National Association, as successor to U.S. Bank National Association (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are party to (i) that certain Indenture, dated as of August 9, 2017 (the “Base Indenture”), by and between the Company and the Trustee, as amended and supplemented by (ii) that certain Third Supplemental Indenture thereto, dated as of February 26, 2019 (the “Third Supplemental Indenture”), and (iii) that certain Eighth Supplemental Indenture thereto, dated as of July 25, 2022 (the “Eighth Supplemental Indenture,” and together with the Base Indenture and the Third Supplemental Indenture, the “Indenture”; capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Indenture), pursuant to which the Company issued $100,000,000 aggregate principal amount of its 7.375% Senior Notes due 2027 (the “Notes”);

WHEREAS, Section 7.02(c) of the Eighth Supplemental Indenture permits the Company, with the consent of Holders of a majority in aggregate principal amount of the Outstanding Notes (the “Requisite Consents”), to enter into an amendment to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture applicable to the Notes, subject to certain enumerated exceptions set forth therein (which such exceptions do not apply with respect to the amendments to the Indenture contemplated by this Supplement);

WHEREAS, the Company has solicited, and has received, consents from Holders of not less than a majority in aggregate principal amount of the Outstanding Notes (the “Consenting Holders”) to certain amendments to the Indenture as set forth in Article I of this Supplement;

WHEREAS, the Company has received and caused to be delivered to the Trustee evidence of the consents from the Consenting Holders to effect the amendments to the Indenture as set forth in Article I of this Supplement;

WHEREAS, all requirements necessary to make this Supplement a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplement have been duly authorized by a Board Resolution and, pursuant to Section 7.02 of the Eighth Supplemental Indenture, the Company and the Trustee are authorized to execute and deliver this Supplement; and

WHEREAS, the Company deems it advisable to enter into this Supplement for the purposes of providing for the rights, obligations and duties of the Company and the Trustee with respect to the Notes and to set forth certain specific provisions with respect thereto and the Company hereby requests that the Trustee execute this Supplement.

ARTICLE I
AMENDMENTS

Section 1.01 Amendments to Eighth Supplemental Indenture. From and after the Effective Date (as defined below), the Eighth Supplemental Indenture is hereby amended as follows:

(a)     The Eighth Supplemental Indenture is hereby amended by amending and restating Section 4.07(a) thereof in its entirety as follows:“(a) the Recourse Debt to Equity Ratio (the “Recourse Ratio”) as of the last day of each of its fiscal quarters to exceed 2.0 to 1.0; and”

(b)     The Eighth Supplemental Indenture is hereby amended by amending and restating Section 4.07(b) thereof in its entirety as follows:“(b) Consolidated Net Asset Value, as of the last day of each of its fiscal quarters, to be less than the sum of (i) $1,200,000,000 plus (ii) the greater of (x) zero dollars and (y) 75% of Net Equity Capital Activity.”

Section 1.02 Effect of Section 1.01. In accordance with Section 7.02 of the Eighth Supplemental Indenture, the Consenting Holders, by delivery of their consents, permit and approve any and all conforming changes, including conforming amendments, to the Notes and any related documents that may be required by, or as a result of, this Supplement. Each Note, with effect on and from the date hereof, shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Note consistent with the terms of the Indenture, as amended by this Supplement. Any and all references to any Articles and Sections of the Indenture that are deleted by any Article or Section of this Supplement, and any and all obligations related solely to such deleted Articles or Sections throughout the Indenture, with respect to the Notes, are of no further force or effect. Any and all terms defined in the Indenture or the Notes that are (i) used in any Articles or Sections of the Indenture or the Notes deleted by any Article or Section of this Supplement and (ii) not otherwise used in any other Article or Section of the Indenture or the Notes not affected by this Supplement are hereby deleted.

ARTICLE II
EFFECTIVENESS

Section 2.01 Effectiveness. Requisite Consents having been received and accepted, this Supplement shall become a binding agreement between the parties hereto when executed by the parties hereto. Notwithstanding the foregoing, the amendments to the Eighth Supplemental Indenture and each Note set forth herein shall become effective only on and as of the date on which (a) the Company shall have paid to the Holders of the Notes an amount equal to 0.35% of the aggregate principal amount of the Notes held by each Holder and (b) the Company shall have provided the Trustee with an Officers’ Certificate (upon which the Trustee may conclusively rely) that each of the conditions precedent to the execution and delivery of this Supplement has been satisfied (the “Effective Date”).

ARTICLE III
MISCELLANEOUS

Section 3.01 Effect on Successors and Assigns. All agreements of the Company, the Trustee, the Registrar and the Paying Agent in this Supplement, the Indenture and the Notes will bind their respective successors.

Section 3.02 Governing Law. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENT, THE INDENTURE AND THE SECURITIES, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B).

Section 3.03 No Security Interest Created. Nothing in this Supplement, the Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 3.04 Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern the Indenture, the latter provision shall control. If any provision of the Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to the Indenture as so modified or to be excluded, as the case may be.

Section 3.05 Benefits of Supplement. Nothing in this Supplement or in the Notes, expressed or implied, will give to any Person, other than the parties hereto, any Paying Agent, any Registrar or their successors hereunder or the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Supplement.

Section 3.06 Execution in Counterparts. This Supplement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 3.07 Ratification of Indenture. The Indenture, as amended by this Supplement, is in all respects ratified and confirmed, and this Supplement shall be deemed part of the Indenture in the manner and to the extent herein provided. For the avoidance of doubt, each of the Company and each Holder of Notes, by its acceptance of such Notes, acknowledges and agrees that all of the rights, privileges, protections, immunities and benefits afforded to the Trustee under the Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

Section 3.08 The Trustee. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i)

the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 3.09 Submission to Jurisdiction. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, THE INDENTURE AND THE SECURITIES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed as of the day and year first above written.

READY CAPITAL CORPORATION

By:
Name: Andrew Ahlborn
Title: Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name: Joshua A. Hahn
Title: Vice President